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EXHIBIT 1A-13

TESTING THE WATERS

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This webpage appears at www.owngoldenseed.com and at https://www.gseed.com/owngoldenseed. Full webpage:

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Sections of the same webpage:

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Social Media Posts:

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Golden Seed, Inc.
7 followers
1w

Nutrient-rich soil all starts with our herd of worms. Better soil leads to a better product.

Want To Be a Part of What We're Doing? Learn More About Investing In Our Cannabis Farm At: OwnGoldenSeed.com

Golden Seed, Inc.
7 followers
1w

What's the difference between #THC & #CBD you ask? Hope is here to clear up your confusion 💧🌱 #TheMoreYouGrow #Goldenseed

Want To Be a Part of What We're Doing? Learn More About Investing In Our Cannabis Farm At: OwnGoldenSeed.com

WHAT ARE THC & CBD?

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Goldenseed
October 4 at 7:26 PM · ⚙

What's the difference between #THC & #CBD you ask? Hope is here to clear up your confusion 👌🌱 #TheMoreYouGrow #Goldenseed

Want To Be a Part of What We're Doing? Learn More About Investing In Our Cannabis Farm At: OwnGoldenSeed.com

WHAT ARE THC & CBD?
G

1

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Goldenseed
October 3 at 7:00 PM ·

Nutrient-rich soil all starts with our herd of worms. Better soil leads to a better product.

Want To Be a Part of What We're Doing? Learn More About Investing In Our Cannabis Farm At: OwnGoldenSeed.com

MIKE DIRNT
Golden Seed Senior Advisor

2

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VIDEO SCRIPTS - AS POSTED ON FACEBOOK, INSTAGRAM, TWITTER, LINKED IN, AND AT GSEED.COM

Investor Video Transcript (appears at OwnGoldenseed.com, gseed.com and on Facebook):

- In our business, you have to see something that other people don't. The way I look at the cannabis business today, as an investment, is as if you were going into the wine industry in Napa in the early '70s. Before it happened.

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- Scott Goldie has never smoked weed ever in his life. And I was thinking the cannabis industry could be a way to get Scott to finally smoke some weed and relax a little bit.

- But in all seriousness, we've got a great team that's worked in real estate development for a number of years in California. Bringing that practice and marrying it with the farming industry has been something that I think will make Golden Seed extra successful.

- At Brooks Street we always look for ways to improve value, whether it's repurposing or repositioning a historic property, preserving open space in our residential communities or expanding product lines and capacity to existing businesses. One of our businesses, Coastal Nursery, is a very good example of this. In just three years we'll grow this business from selling approximately 900,000 plants per year to over two million.

- With all of this beautiful infrastructure already in place for agriculture the scalability for Golden Seed as a company is just insane.

- The real estate process is very similar to the process to get your use permit for cannabis. Golden Seed was the first one submitted in Santa Cruz County and the county is now using it as a template for other companies.

- There's so many rock stars working here it's stupid. These guys wear their heart on their sleeve and they put their hands in the dirt and they do it the right way the first time. And it all starts with JR who is our main farmer.

- My name's JR Richardson. I'm a second generation farmer.

- He grew up in the most significant marijuana region in the world, Humboldt County. How he grows things, it literally is a religion to him.

- Man, that would have been a good fucking argument for my teachers in high school, huh?

- JR's pursuing his lifelong dream and he sees it every day coming to fruition. And for me to see that enjoyment in him is a reward in and of itself.

- Golden Seed has given me the trust and the infrastructure and I'm ready to prove to the world that you can compete without using all the chemicals, and pesticides.

- Everything starts with the soil on our farm. If we can make the very best soil possible we'll make the very best plants possible. We're feeding worms regional source compost that goes through their bodies and we take all that goodness and then we feed that to our plants. We have healthier plants, better nutrients, better smell.

- Better taste. It's just a better product.

- We just won best pre-roll in the High Times Cannabis Cup.

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- We are the first to ever have a perfect Budtender score. When this goes national, we'll have an iconic California lifestyle brand.

- We really try to tap into a California coastal vibe and energy.

- And people can feel that when they experience it. Our goal is to grow the farm and grow into different products.

- Our product started with the terpene tip joints and will include 1/8th jars, vape cartridges, tinctures and topicals with a CBD-THC mix. We're also big into hemp and we'll be offering biomass, seeds, clones, CBD oils, and hemp cigarettes.

- From a medical standpoint, from a recreational standpoint we want it to be the very best.

- You don't have to question what's coming off of this mountain. If it says Golden Seed on it, it's golden.

- We are sustainable.

- We are bold.

- We are love.

- We are believers.

- We are farmers.

- We are soil stewards.

- We are mavericks.

- We are ever evolving.

- We are family.

- We are fun.

- We are joy.

- We are weirdos.

- We are Golden Seed.

- We are Golden Seed.

- We're Golden Seed.

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- We are Golden Seed.

- We are Golden Seed.

- We are Golden Seed.

- We are Golden Seed.

“We Are Goldenseed” 60 second video (Landscape & Square):

- The way I look at the cannabis business today as an investment is as if you are going into the wine industry in Napa in the early 70's before it happened.

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- There are so many rock stars working here, it's stupid. These guys wear their heart on their sleeve and they put their hands in the dirt and they do it the right way the first time.

- With all this beautiful infrastructure already in place for agriculture, the scalability for Golden Seed as a company is just insane.

- Everything starts with the soil on our farm. If we can make the very best soil possible, we'll make the very best plants possible.

- I grow a healthy soil, so you can have healthy cannabis.

- I'm a second generation farmer.

- How he grows things, it literally is a religion to him.

- Man, that would've been a good fucking argument for my teachers in high school.

- We just won best pre-rolled in the High Times Cannabis Cup.

- When this goes national we'll have an iconic California lifestyle brand.

- And people can feel that when they experience it.

- You don't have to question what's coming off of this mountain, if it says Goldenseed on it, it's golden.

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“We Are Goldenseed” 30 second video:

- The way I look at the cannabis business today as an investment is as if you were going into the wine industry in Napa in the early '70s before it happened.

- There's so many rock stars working here, it's stupid.

- If we can make the very best soil possible, we'll make the very best plants possible.

- Better nutrients, better smell.

- Better taste, it's just a better product.

- We just won Best Pre-Roll in the High Times Cannabis Cup.

- You don't have to question what's coming off of this mountain. If it says Goldenseed on it, it's golden.

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“We Are Goldenseed” 15 second video (Landscape, Square & Vertical):

- We are sustainable.

- We are bold.

- We're love.

- We are believers.

- Farmers.

- We are soil stewards.

- Mavericks.

- Ever-evolving.

- We are family.

- We are fun. We are weirdos.

- We're Goldenseed.

- We're Goldenseed.

- We are Goldenseed.

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“Napa Comparison” 15 second video (Landscape & Vertical):

- The way I look at the cannabis business today as an investment, it's as if you were going into the wine industry in Napa in the early '70s, before it happened.

- You don't have to question what's coming off of this mountain. If it says Golden Seed on it, it's golden.

“Breed The Best” 15 second video (Landscape & Vertical):

- My first magical plant, her name was Kristen 'cause that was my new crush. That was eighth grade. And from that point on, I was convinced that was what I was gonna do, breed the best cannabis.

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“The Soil” Video Transcript

- Hi, I'm Clayton Scicluna. I grow healthy soil, so you can have healthy cannabis. It's all about taking problems, and making them into something good. And that's what we do with Soil Biology, it's that simple. So this is our vermicompost, and this vermicompost was made from waste, waste that was gonna be put into a landfill. We have a theory of waste-to-gold. And something that is very dear to me with composting is you're taking something that has no value, and you're transmuting it into something that has a full spectrum of life. So with vermicomposting, what we're doing is feeding worms compost, regionally-sourced waste. We have red wiggler worms, 16,000 pounds of them. So they basically eat it up, it goes through their bodies, it collects all kinds of enzymes and bacteria, spits it out, then we put it into a liquid form, and then we feed that liquid to the plant. That has a natural reaction of bringing the sugar levels in the plant up, so the plants have a stronger immunity where the plant can resist disease and pests. So they smell the healthy plant, and they go, "Not this plant!" and they go to the next one. I actually spend less money. We have healthier plants, better nutrients, better smell, higher terps, the whole gamut. You have happy, healthy worms, you have happy, healthy vermicompost, and then you have happy, healthy plants.

“Healthy Cannabis” 15 second video (Landscape & Vertical):

- Everything starts with the soil on our farm. If we can make the very best soil possible, we'll make the very best plants possible.

- Better nutrients, better smell.

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- Better taste, it's just a better product.

- I grow healthy soil so you can have healthy cannabis.

“Herd of Worms” 15 second video (Landscape & Vertical):

- Did you know this is called a herd of worms? They are key components in carbon cleansing, and making amazing soil, and nutrient-rich soil. These little guys are awesome. Superheroes.

“Waste to Gold” 15 second video:

- So this is our vermi-compost made from waste. You're taking something that has no value and you're giving it all this attention and turning it into something that has a full spectrum of life, and that's just like the things that we go through in life that are hard. Take waste, we'll make something good out of it.

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“I Own a Weed Farm” video (Landscape & Vertical):

- [Director] Big smile for the, Big smile, you're proud of your business.

- I smile horrible, dude.

- Wait, I need my sunglasses.

- Start any time?

- Yep, go for it.

- I'm Chris Yelich.

- My name is Scott Goldie.

- I am JR Richardson.

- And I own a weed farm!

- I own a weed farm.

- I own a weed farm.

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“The Little Berry” video (Square & Vertical):

- The difference between our farm and other farms is that, if you've ever been walking through a field and grabbed a berry and taken a bite of that berry and said, man, that tastes really, really good. The best berry I've ever had in my life, and then the next day you're walking through a big agricultural field, and you grab a strawberry this big and it's just unbelievable and you take a big bite out of it and it tastes like nothing, that's the difference. We're the little berry. There's no compromise in that. We're letting nature do what it does right in the first place.

“The More You Grow - Hybrids” video:

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- There are two main varietals of the cannabis plant. There's indicas and sativas. A hybrid is a recent industry creation of both. Indicas attribute to a more-relaxed high, and sativas are definitely a more-uplifting high. Hybrids provide a variety of types of smoke and types of high. So consumers now have the opportunity to be more specific when it comes to the cultivars that they are smoking.

“The More You Grow - Sugar vs. Mites” video:

- If you raise the natural sugars in a plant, it makes the plant more strong. For example, in cannabis, cannabis has a predator called a mite. And, mites don't have a pancreas, so they can't process the sugars, so by increasing the brix in the plant, the mites will actually smell the plant, they'll smell its health, and they'll say, "Not this plant," and they fly off to another one. So by having healthy plants from healthy soil microbiology, we don't have pests. We actually spend less money, we have healthier plants, better nutrients, better smell, higher terps, the whole gamut. That's why it's important to have healthy soil.

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“The More You Grow - Terpenes” video:

- Terpenes are a property of the cannabis plant that attribute to the taste and the smell. Here at Goldenseed we've created a terpene tip pre-roll. We do a terpene extraction of the same flower and put it back onto the pre-roll so that the terpenes are true to the flower. What that creates is an enhanced smoking experience. It does not change the potency, it just attributes to more flavor and more taste and smell while you're smoking.

“The More You Grow - THC vs. CBD” video:

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- THC and CBD are the most naturally occurring cannabinoids in the cannabis plant. The main difference is THC is psychoactive, and CBD is not. Cannabis-derived CBD in its solitude does not attribute as many healing qualities as using both cannabanoids or all of the cannabanoids in a full spectrum application.

VIDEO SCRIPTS - GRAPHICS AND TEXT ONLY (NO SPOKEN WORDS)

GoldenSeed-V-AboutUs-S001-FollowTheG-v01.mp4; GoldenSeed-S-AboutUs-S001-FollowTheG-v01.mp4 (Vertical & Square)

GoldenSeed-V-AboutUs-S001-NatureIntended-v01.mp4

GoldenSeed-V-AboutUs-S001-FromOurFarm-v01.mp4

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GoldenSeed-V-AboutUs-S001-OurPlants-v01.mp4

GoldenSeed-V-AboutUs-S001-AlignmentWithNature-v01.mp4

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GoldenSeed-V-AboutUs-S001-AncientPlant-v02.mp4

GoldenSeed-V-AboutUs-S001-PureCalifornia-v01.mp4

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GoldenSeed-V-AboutUs-S001-20Acres-v01.mp4

GoldenSeed-V-AboutUs-S001-SootheTheSoul-v01.mp4

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GoldenSeed-V-AboutUs-S001-Ohlone-v01.mp4

GoldenSeed-V-AboutUs-S001-NaturallyGrown-v01.mp4

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GoldenSeed-V-AboutUs-S001-SeedStrains-v01.mp4

GoldenSeed-V-AboutUs-S001-SoilAlive-v01.mp4

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GoldenSeed-V-AboutUs-S001-Terpenes-v01.mp4

GoldenSeed-V-AboutUs-S001-CrispUntouched-v01.mp4

GoldenSeed-V-AboutUs-S001-LegendaryGrower-v01.mp4

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GoldenSeed-V-AboutUs-S001-NatureNotWarehouse-v01.mp4

GoldenSeed-V-AboutUs-S001-StartsWithSoil-v01.mp4

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GoldenSeed-V-AboutUs-S001-WithLove-v01.mp4

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